Exhibit 23.1


                           Bozeman & Associates, P. C.
                         Attorneys and Counselors at Law
                          52 Executive Park South, N.E.
                                   Suite 5204
                              Atlanta, Georgia 30329
  Telephone                                                            Fax
(404)321-1955                                                    (404) 321-1804

                                 Sept. 19, 2006



Ladies and Gentlemen:


      As counsel for Silver Screen Studios, Inc. (the "Company"), we have examined its such corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion.


      Upon the basis of such examination, we are of the opinion that the 200,000,000 shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company and shall be issued free trading.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. With best regards, I remain.




                                Very truly yours,

                                /s/ S.K. Bozeman, Esq.
                                 ----------------------
                                    S. K. Bozeman